Exhibit 99.1

                  VSE ANNOUNCES CHANGE TO BOARD OF DIRECTORS

                  Jim Reed appointed President of Energetics

        Alexandria, Virginia, March 29, 2005 - VSE Corporation (Nasdaq: VSEC) announced today that Admiral Robert J. Kelly, USN (Ret.) will retire from its Board of Directors effective April 1, 2005. As a result of Admiral Kelly's retirement, the Board will consist of seven members.

	James E. Reed will succeed Admiral Kelly on April 1, 2005, as President of VSE's wholly owned subsidiary Energetics Incorporated.

	Don Ervine, Chairman, President and CEO/COO said, "After years of dedicated service on the Board of Directors and as President of Energetics, Admiral Kelly has announced his retirement. On behalf of the directors, officers, and employees of the company, I take this opportunity to thank Admiral Kelly for his years of continuous service to VSE since 1995. His experience and counsel have been held in high regard by me and by his fellow directors. We wish him well in the years to come."

	"Jim Reed is a highly qualified successor to Admiral Kelly at Energetics. Jim was a founder of Energetics in 1979, and after an absence from 2001 to 2004 to provide senior-level consulting services, rejoined Energetics in 2005. We look forward to working closely with Jim in the months ahead."

        Admiral Kelly joined VSE's Board of Directors in January 1996. He was appointed Chairman of Energetics in August 1995 and President of Energetics in March 1999. Before joining VSE, Admiral Kelly completed a distinguished military career spanning 35 years, including air combat in Vietnam, numerous command and staff assignments, command of the USS Enterprise (CVN-65), and senior military positions in the Pentagon, culminating in command of the U.S. Pacific Fleet, the position he held just prior to his Navy retirement on October 1, 1994. Shortly after leaving active service, Admiral Kelly joined the Wing Group, an international developer of large-scale energy projects, as the Director of International Operations.

	VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 15 locations across the United States and around the world. For the fiscal year ended December 31, 2004, VSE reported consolidated revenues of $216 million and earnings of $3.4 million ($1.49 per share diluted).

        For more information on VSE services and products, please see the company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at (703) 317-5202.

News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

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